Exhibit 16.1

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Sirs/Mesdames:

PKF Antares Professional Corporation, Chartered Professional Accountants (PKF ANTARES), (we, us or our), have read the statements made by Silver Bow Mining Corp. included under the heading “Changes in Public Company Accounting Firm” of its Registration Statement on Form S-1 as filed with the Securities and Exchange Commission. We agree with such statements except that we are not in a position to agree or disagree with the statements concerning the new independent registered public accounting firm.

Professional Corporation

Chartered Professional Accountants
Date: February 17, 2026

PKF Antares Professional Corporation Chartered Professional Accountants
Suite 700, 602 12 Avenue SW, Calgary, Canada T2R 1J3
T: +1 403 375 9955, www.pkfantares.com

PKF Antares is a member of PKF Global, the network of member firms of PKF International Limited, each of which is a separate and independent legal entity and does not accept any responsibility or liability for the actions or inactions of any individual member or correspondent firm(s).